https://investors.five9.com/news-releases/news-release-details/influential-saas-executive-ana-pinczuk-joins-five9-board
INFLUENTIAL SAAS EXECUTIVE ANA PINCZUK JOINS FIVE9 BOARD OF DIRECTORS
June 21, 2021
SAN RAMON, Calif.--(BUSINESS WIRE)--Jun. 21, 2021-- Five9, Inc. (NASDAQ: FIVN), an industry leading provider of the intelligent cloud contact center, today announced the appointment of independent Board Director Ana Pinczuk, a seasoned enterprise technology leader with a track record for accelerating business results and innovation for multi-billion dollar organizations, and highly regarded for her transformational leadership style. Pinczuk is currently the Chief Development Officer at Anaplan, a leading cloud-native platform for orchestrating business performance for more than 1,700 customers and 175 partners worldwide.
This press release features multimedia. View the full release here: https://www.businesswire.com/news/home/20210621005225/en/
Ana Pinczuk (Photo: Business Wire)
“Ana Pinczuk brings to our Board a unique expertise in business transformation and a well-rounded background that includes engineering, sales, IT, customer care and services,” said Rowan Trollope, CEO, Five9. “Her success in leading hyper-growth SaaS businesses that create value for customers and partners will guide our momentum as we grow our enterprise business, strengthen our partner ecosystem, expand our global footprint, and build on our strong financial performance.”

Pinczuk has held various executive positions in enterprise technology, including President and General Manager at HPE Pointnext, HPE’s $7B services business, where she led a team of 25,000 IT experts responsible for driving customers’ digital transformation journeys. She also served as Chief Product Officer at Veritas, where she led a $2.5B products organization.
Prior to joining Veritas, Pinczuk spent 15 years at Cisco, where her roles included Senior Vice President of Global Services Sales, Chief Operating Officer of Services, and Senior Vice President of Global Services Support. She also spent nine years in the Cisco Development Organization driving Engineering groups, including Cisco’s high-end routing platform and IOS product management and software development.
Pinczuk serves on the board of Aptiv (APTV) and on the Board of Trustees for Cornell University. Her tenured skillset will complement and diversify the existing Five9 Board of Directors.
“I am honored to join Five9 as an independent Board Director at a time of extraordinary innovation and record growth for the business,” Pinczuk said. “I look forward to the company’s continued success in transforming the industry they pioneered two decades ago.”
For more information, click here.
About Five9
Five9 is an industry-leading provider of cloud contact center solutions, bringing the power of cloud innovation to more than 2,000 customers worldwide and facilitating billions of call minutes annually. The Five9 Intelligent Cloud Contact Center provides digital engagement, analytics, workflow automation, workforce optimization, and practical AI to create more human customer experiences, to engage and empower agents, and deliver tangible business results. Designed to be reliable, secure, compliant, and scalable, the Five9 platform helps contact centers increase productivity, be agile, boost revenue, and create customer trust and loyalty.
For more information, visit www.five9.com.
Engage with us @Five9, LinkedIn, Facebook, Blog, That’s Genius Podcast.
View source version on businesswire.com: https://www.businesswire.com/news/home/20210621005225/en/
Five9
Allison Wilson
352-502-9539
Allison.wilson@five9.com
Source: Five9, Inc.